                                                                      Exhibit 99

                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS


A publication of The Provo Group, Inc.              THIRD QUARTER 2001

Just a Recap

There has been a lot of information put out over the course of this year. Just to keep you advised, we want to briefly summarize events year-to-date.

During the First Quarter we reported that you would receive consent statements whereby you would be voting on your preference to "sell" or "operate" the Partnership at this time. Those consents were mailed in May. The bottom-line results were continue operating, don't sell. We indicated that we would send out consent statements again in May 2003 or sooner as circumstances warrant to continue to monitor partner preferences.

As always, if you have any questions or concerns you may contact us at the following: The Provo Group, Inc., 101 W. 11th Street, Suite 1110, Kansas City, MO 64105. By phone at 1-800-547-7686 or (816) 421-7444 or by e-mail at
mevans@theprovogroup.com

                  ___________________________________________

                             Distribution Highlights

 .    $10.80 per unit (approx.) for the Third Quarter 2001.

 .    $500,000 total amount distributed for the Third Quarter 2001 which is
     $25,000 lower than originally projected. However, the First Quarter distribution was $15,000 higher than projected and the Second Quarter distribution was $40,000 higher than projected. Therefore, year-to-date we have distributed $30,000 more than originally planned.

 .    The Third Quarter distribution represents an approximate 8.4% annualized return from operations based on $23,800,000 (estimated net asset value as of 12/31/00).

 .    $1,090.00 to $892.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)

                  Statements of Income and Cash Flow Highlights

 .    There was a 20% increase in operating revenues. This is primarily due to percentage rent income which is higher than originally anticipated. Many of the tenants exceeded their breakpoint during the third quarter. Please note, this revenue has been recognized as earned, but has not yet been received. Accounting procedures require that we record the income now.

 .    There was a 27% increase in operating expenses. The increase in expenses can be attributed to the following: (i) default expenses; (ii) unexpected property repairs at landlord expense; and (iii) consent statements (mailing, preparation and supplies).

Page 2                          DiVall 2                                  3 Q 01

Property Highlights

 .    Hardee's (South Milwaukee, WI) has vacated the property. The tenant continues to make rental payments until the lease expiration which occurs on November 30, 2001. We are actively seeking a new tenant for this location.

 .    Village Inn (Grand Forks, ND) was delinquent at September 30, 2001, in the amount of $530. This amount represents late fees.

 .    KFC (Santa Fe, NM) was delinquent at September 30, 2001, in the amount of
     $16,427. A large portion of the balance ($10,993) was for percentage rent that was billed in August. This tenant has been sent a default notice.

 .    Denny's (Phoenix, AZ) was delinquent at September 30, 2001 in the amount of
     $1,638. This amount represents pavement repairs which were rebilled to the tenant. The tenant has been making payments against this balance.

 .    Denny's (Twin Falls, ID) was delinquent at September 30, 2001 in the amount of $7,150. This amount represents September rent and the tenant has been sent a default notice.

 .    Mulberry Street Grill (Formerly Mr. Munchies, Phoenix, AZ) continues to carry a balance. We have filed a lawsuit against the former tenants. They have until October 22, 2001 to respond to the suit.

     Litigation: As indicated above, DiVall 2 has sued the tenant, Mulberry Street Grill. The tenant vacated the property and stopped paying the rent, thereby violating its lease commitment. We hope to recover the rent which DiVall 2 is entitled to under the lease and other damages.

     The lease arrangement on this property (put in place by the former general partners, Gary DiVall and Paul Magnuson) is so unusual as to warrant some explanation. While DiVall 2 owns the restaurant building, the underlying land is owned by an unrelated entity which we shall refer to as the "ground landlord". The terms of the lease require DiVall 2 to pay the ground landlord a "ground rent" consisting of a fixed sum each month plus half of the amount by which the rent collected from DiVall 2's tenant exceeds the fixed portion of the ground rent. This excess amount was only $685 per month under the Mulberry Street Grill Lease, so the net rent to DiVall 2 was less than $350 per month, an absurdly low amount since DiVall 2 funded the construction of the restaurant. Your current general partner, The Provo Group, cannot begin to understand or explain the logic Mr. Divall and Mr. Magnuson were using when they executed this highly unfavorable agreement with the ground landlord.

     This year we tried to negotiate an agreement with the ground landlord whereby it would take back the property and free us from the onerous ground rental payments and future liability for vacancies. The ground landlord refused to negotiate and has sued DiVall 2 to compel the partnership to pay the ground rent and other charges (common area maintenance, real estate taxes) under the terms of the Lease.

     Having this litigation pending in court could affect the marketability of the partnership properties, but the convoluted lease structure and loss exposure will have an even greater impact on any future portfolio marketability. We will continue to keep you informed on the status of litigation.

Page 3                          DiVall 2                              2 Q 01


To Contact us:

Send Mail to:     The Provo Group, Inc., 101 W. 11/th/ Street, Suite 1110,
                  Kansas City, MO 64105

Call us Toll-Free at: 1-800-547-7686 or (816) 421-7444

E-Mail: mevans@theprovogroup.com

         The next distribution will be mailed out on February 15, 2002.

                    DIVALL INSURED INCOME PROPERTIES 2 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001

                                                                          --------------------------------------------------
                                                                           PROJECTED             ACTUAL            VARIANCE
                                                                          --------------------------------------------------
                                                                              3rd                  3rd
                                                                            QUARTER              QUARTER            BETTER
  OPERATING REVENUES                                                        09/30/01             09/30/01           (WORSE)
                                                                          --------------------------------------------------
    Rental income                                                         $ 589,123            $   714,777      $    125,654
    Interest income                                                          14,600                  9,286            (5,314)
    Lease Termination Fee                                                         0                      0                 0
    Other income                                                                  0                     25                25
                                                                          ---------            -----------      ------------
  TOTAL OPERATING REVENUES                                                $ 603,723            $   724,089      $    120,366
                                                                          ---------            -----------      ------------
  OPERATING EXPENSES
    Insurance                                                             $   4,908            $     4,827      $         81
    Management fees                                                          47,910                 48,561              (651)
    Overhead allowance                                                        3,870                  3,918               (48)
    Advisory Board                                                            1,800                  2,188              (388)
    Administrative                                                           14,819                 16,878            (2,059)
    Professional services                                                     8,610                 17,971            (9,361)
    Auditing                                                                 13,175                 13,538              (363)
    Legal                                                                     6,000                  5,976                24
    Defaulted tenants/Maintenance Expense                                       900                  8,208            (7,308)
                                                                          ---------            -----------      ------------
  TOTAL OPERATING EXPENSES                                                $ 101,992            $   122,064          ($20,072)
                                                                          ---------            -----------      ------------
  GROUND RENT                                                             $  16,650            $    17,902           ($1,252)
                                                                          ---------            -----------      ------------
  INVESTIGATION AND RESTORATION EXPENSES                                  $       0            $         0      $          0
                                                                          ---------            -----------      ------------

  NON-OPERATING EXPENSES
    Uncollectible Receivable                                              $       0            $    10,127          ($10,127)
    Depreciation                                                             86,100                 86,100                (0)
    Amortization                                                              2,787                 28,272           (25,485)
                                                                          ---------            -----------      ------------
  TOTAL NON-OPERATING EXPENSES                                            $  88,887            $   124,500          ($35,613)
                                                                          ---------            -----------      ------------
  TOTAL EXPENSES                                                          $ 207,529            $   264,465          ($56,936)
                                                                          ---------            -----------      ------------
  NET INCOME (LOSS)                                                       $ 396,194            $   459,624      $     63,430

  OPERATING CASH RECONCILIATION:                                                                                  VARIANCE
                                                                                                                ------------
    Depreciation and amortization                                            88,887                114,373            25,486
    Recovery of amounts previously written off                                    0                      0                 0
    (Increase) Decrease in current assets                                   (17,915)              (164,438)         (146,523)
    Increase (Decrease) in current liabilities                               11,095                 15,119             4,024
    (Increase) Decrease in cash reserved for payables                       (12,680)               (16,957)           (4,277)
    Advance from/(to) current cash flows for future distributions            60,050                 65,050             5,000
                                                                          ---------            -----------      ------------
  Net Cash Provided From Operating Activities                             $ 525,632            $   472,771          ($52,860)
                                                                          ---------            -----------      ------------

CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Security Deposits Held                                                        0                (15,833)          (15,833)
    Notes Receivable- Hardee's Food Systems                                       0                 39,250            39,250
    Investment in Deferred Leasing Commissions                                    0                      0                 0
                                                                          ---------            -----------      ------------
  Net Cash Provided From Investing And Financing
    Activities                                                            $       0            $    23,417      $     23,417
                                                                          ---------            -----------      ------------
  Total Cash Flow For Quarter                                             $ 525,632            $   496,187          ($29,443)

  Cash Balance Beginning of Period                                          933,813                913,123           (20,690)
  Less 2nd quarter distributions paid 8/15/01                              (525,000)              (565,000)          (40,000)
  Change in cash reserved for payables or future distributions              (47,370)               (48,093)             (723)
                                                                          ---------            -----------      ------------
  Cash Balance End of Period                                              $ 88,7076            $   796,217          ($90,856)

                                                                                                                           0

  Cash reserved for 2nd quarter L.P. distributions                         (525,000)              (500,000)           25,000
  Cash reserved for payment of accrued expenses                            (148,115)              (146,032)            2,083
  Cash advanced from (reserved for) future distributions                    (96,200)               (91,200)            5,000
                                                                          ---------            -----------      ------------
  Unrestricted Cash Balance End of Period                                 $ 117,761            $    58,985          ($58,773)
                                                                          ---------            -----------      ------------

                                                                          --------------------------------------------------
                                                                          PROJECTED                 ACTUAL         VARIANCE
                                                                          --------------------------------------------------
* Quarterly Distribution                                                  $ 525,000            $   500,000          ($25,000)
  Mailing Date                                                             11/15/01              (enclosed)                -
                                                                          --------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES


                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2001 PROPERTY SUMMARY
                         AND RELATED ESTIMATED RECEIPTS

PORTFOLIO          (Note 1)
                                    ------------------------------------------------------------------------------------------------
                                                 REAL ESTATE               EQUIPMENT                               TOTALS
                                    ------------------------------------------------------------------------------------------------
                                               ANNUAL              LEASE              ANNUAL
                                                BASE       %    EXPIRATION             LEASE       % *              ANNUAL
---------------------------------
CONCEPT             LOCATION          COST      RENT      YIELD    DATE      COST     RECEIPTS   RETURN     COST   RECEIPTS  RETURN
------------------------------------------------------------------------------------------------------------------------------------
APPLEBEE'S         COLUMBUS, OH     1,059,465  135,780    12.82%              84,500       0      0.00%    1,143,965 135,780  11.87%

BLOCKBUSTER        OGDEN, UT          646,425  100,670    15.57%                                             646,425 100,670  15.57%

DENNY'S            PHOENIX, AZ        972,726   65,000     6.68%             183,239       0      0.00%    1,155,965  65,000   5.62%
DENNY'S            PHOENIX, AZ        865,900   90,000    10.39%             221,237       0      0.00%    1,087,137  90,000   8.28%
FIESTA TIME        TWIN FALLS, ID     699,032   85,800    12.27%             190,000       0      0.00%      889,032  85,800   9.65%
MULBERRY ST GRILL  PHOENIX, AZ        500,000   25,500     5.10%              14,259       0      0.00%      514,259  25,500   4.96%

HARDEE'S  (5)      S MILWAUKEE, WI    808,032   58,667     7.26%                                             808,032  58,667   7.26%
HARDEE'S  (5)      HARTFORD, WI       686,563   64,000     9.32%                                             686,563  64,000   9.32%
HARDEE'S  (5) (6)  MILWAUKEE, WI    1,010,045   25,333     2.51%        (4)  260,000       0      0.00%    1,421,983  25,333   1.78%
    "              "                                                         151,938       0      0.00%
HARDEE'S  (5)      FOND DU LAC, WI    849,767   88,000    10.36%        (4)  290,469       0      0.00%    1,140,236  88,000   7.72%
HARDEE'S  (5)      MILWAUKEE, WI            0        0     0.00%             780,000       0      0.00%      780,000       0   0.00%

HOOTER'S           R. HILLS, TX     1,246,719  95,000      7.62%                                           1,246,719  95,000   7.62%

HOSTETTLER'S       DES MOINES, IA     845,000   60,000     7.10%              52,813       0      0.00%      897,813  60,000   6.68%

KFC                SANTA FE, NM       451,230   60,000    13.30%                                             451,230  60,000  13.30%

MIAMI SUBS         PALM BEACH, FL     743,625   54,000     7.26%                                             743,625  54,000   7.26%

Note 1: This property summary includes only current property and equipment held by the Partnership.
          Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 2000 is based on 1999 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     6: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated. Rent will commmence October 2001.

PROJECTIONS FOR
DISCUSSION PURPOSES

                                                  DIVALL INSURED INCOME PROPERTIES 2 LP
                                                          2001 PROPERTY SUMMARY
                                                     AND RELATED ESTIMATED RECEIPTS

PORTFOLIO            (Note 1)
------------------------------------------------------------------------------------------------------------------------------------
                                         REAL ESTATE                          EQUIPMENT                             TOTALS
------------------------------------------------------------------------------------------------------------------------------------

                                                   ANNUAL            LEASE               ANNUAL
                                                    BASE     %    EXPIRATION             LEASE      %                TOTAL
---------------------------------------
CONCEPT              LOCATION            COST       RENT   YIELD     DATE       COST    RECEIPTS RETURN     COST   RECEIPTS  RETURN
------------------------------------------------------------------------------------------------------------------------------------
OMEGA RESTAURANT (6) MILWAUKEE, WI     1,010,045    21,000  2.08%              260,000         0  0.00%  1,270,045    21,000   1.65%

POPEYE'S             PARK FOREST, IL     580,938    77,280 13.30%                                          580,938    77,280  13.30%

SUNRISE PS           PHOENIX, AZ       1,084,503   129,629 11.95%               79,219         0  0.00%  1,182,735   129,629  10.96%

VILLAGE INN          GRAND FORKS, ND     739,375    60,000  8.11%               19,013         0  0.00%    739,375    60,000   8.11%

WENDY'S              AIKEN, SC           633,750    90,480 14.28%                                          633,750    90,480  14.28%
WENDY'S              CHARLESTION, SC     580,938    77,280 13.30%                                          580,938    77,280  13.30%
WENDY'S              N. AUGUSTA, SC      660,156    87,780 13.30%                                          660,156    87,780  13.30%
WENDY'S              AUGUSTA, GA         728,813    96,780 13.28%                                          728,813    96,780  13.28%
WENDY'S              CHARLESTON, SC      596,781    76,920 12.89%                                          596,781    76,920  12.89%
WENDY'S              AIKEN, SC           776,344    96,780 12.47%                                          776,344    96,780  12.47%
WENDY'S              AUGUSTA, GA         649,594    86,160 13.26%                                          649,594    86,160  13.26%
WENDY'S              CHARLESTON, SC      528,125    70,200 13.29%                                          528,125    70,200  13.29%
WENDY'S              MT. PLEASANT, SC    580,938    77,280 13.30%                                          580,938    77,280  13.30%
WENDY'S              MARTINEZ, GA        633,750    84,120 13.27%                                          633,750    84,120  13.27%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PORTFOLIO TOTALS (27 Properties)      21,168,579 2,134,339 10.08%            2,586,687         0  0.00% 23,755,266 2,134,340   8.98%
------------------------------------------------------------------------------------------------------------------------------------


Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                                                     Page 2 of 2